EXHIBIT 10(n)


                           EMPLOYMENT AGREEMENT
                 WITH CONSULTING SERVICES UPON TERMINATION

     This Agreement made this 1st day of April, 1994 by and between RICHARDSON ELECTRONICS, LTD. whose principal office is 40W267 Keslinger Road, LaFox, Illinois 60147 (hereinafter together with its subsidiaries called the "Company") and LEONARD
R. PRANGE of 1010 Willow Creek Rd., West Chicago IL 60185
(hereinafter called the "Employee").

                                WITNESSETH:

     WHEREAS,the Employee has been an employee and executive officer of the Company for many years and the parties wish to provide for his continuing employment and future services upon terms and conditions set forth in this agreement;

     NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

     1. Employment and Term. The Company continues to employ the Employee, and the Employee agrees to and hereby does continue in the employ of the Company to render full time service to the Company until notice of termination of employment is given by one party to the other and thereafter to provided consulting services to the Company for a two year period as provided in paragraph 5 below, all upon the terms and conditions and for the consideration hereinafter set forth.

     2. Duties. Until further action by the Board of Directors of the Company, Employee shall be the Chief Financial Officer of the Company having the duties and responsibilities assigned to that position by the Company and shall have such other offices and duties and responsibilities as are assigned to him from time to time. Should the Board of Directors of the Company remove the Employee as Chief Financial Officer he shall be a Group Vice President reporting to the Chief Executive Officer of the Company and in such position shall have such duties and responsibilities and other offices as are assigned to him from time to time by the Chief Executive Officer of the Company. The Employee shall carry out his duties and responsibilities to the best of his abilities and with the same level of professional attention previously devoted to his employment with the Company.

     3. Compensation. For all services to be rendered by him in any capacity hereunder (including as an officer, director, committee member or otherwise of the Company or any subsidiary or division) on behalf of the Company, the Company agrees to pay
Employee so long as he is employed hereunder:

(a)  Salary. A fixed salary ("Salary") at the rate of One Hundred
     Forty Thousand Seven Hundred Ninety Five Dollars
     ($140,795.00) per annum payable in installments in accordance with the Company's regular pay periods for employees generally;

(b) Bonus. In addition to the Salary set forth in (a) above, a bonus ("Bonus") which would provide the Employee with an annual Bonus of up to 50% of the annual Salary set forth in
     (a) above if Employee meets all individual objectives as established by the Chief Executive Officer of the Company from time to time; provided, however, that a minimum of 50% of the Bonus (25% of Salary) will be payable during employment under this agreement and the Bonus will be payable in accordance with the Company's regular pay periods; and

(c) Contingent Compensation. Upon termination of his employment, except as otherwise provided and subject to the conditions set forth in paragraph 5 below, contingent compensation ("Contingent Compensation"), if and to the extent payable, for a period of twenty four (24) months thereafter commencing on the first day of the month following the date on which his employment terminates, at the rate of Fourteen Thousand Six Hundred Sixty Seven Dollars ($14,667.00) per month so long as he has not accepted other full time employment and if he has accepted, or thereafter during the period of payment of Contingent Compensation accepts, other full time employment, then the amount of Contingent Compensation shall be reduced to the rate of Seven Thousand Three Hundred Thirty Three Dollars ($7,333.00) per month beginning on the first day of the month following the date he has accepted other full time employment.

No additional compensation shall be payable to Employee by reason of the number of hours worked or by reason of hours worked on Saturdays, Sundays, holidays or otherwise.

     4. Benefits. During the term of full time employment hereunder, in addition to the Salary and Bonus provided above, Employee shall be entitled to participate in benefits generally offered to all Company officer employees for which he is eligible, including vacations commensurate with length of service and holidays, stock options, profit sharing and pension plan, health care and life insurance, as detailed in the Richardson Employee Benefit Plans. In the event that the Employee shall, during the term of his full time employment hereunder, die or become disabled he shall be entitled to the benefits provided to officer employees generally under the Company's Employee Group Insurance and Benefit Plans for employees and the Company shall have no further duty or obligation to pay the Salary and Bonus or Contingent Compensation provided above in paragraph 3. beyond such date of death or disability. During the period of payment of contingency compensation provided for in paragraph 3.(c) above Employee shall be entitled to participate in health care plans which the Company then offers generally to its officer employees on the same terms as such officer employees, but shall not be entitled to participate in any other benefits.

     5.   Contingent Compensation and Consulting Services. The
Contingent Compensation provided for in paragraph 3.(c) above shall be payable if and when but not unless:

(a) Termination. The employment of Employee shall have been terminated by other than the Employee's death or disability entitling him or his heirs, estate or beneficiaries to benefits provided to officer employees generally under the Company's Employee Group Insurance and Benefit Plans for employees: and

(b) Conditions. The Employee shall, if and as long as such Contingent Compensation shall be paid (but in any event for a period of at least 24 months following termination of his employment) and without additional compensation, fee, or other payment by the Company (other that the payment by the Company for health care coverage as provided for in paragraph 4. above and other than the payment or reimbursement of reasonable actual out-of-pocket travel and other approved expenses)

     (i) Consulting. Render such consulting and advisory services as the Company may from time to time reasonably request, having in mind the Employee's health, residence, and personal circumstances, in connection with any matter on which the Employee was working at time of the termination of his employment or with respect to which the Employee might be expected to have special competence by reason of his former employment by the Company or otherwise;

     (ii) Non-Compete. Refrain (independently of and without reference to paragraph 8 hereof), after the expiration of a period of thirty (30) days from the mailing to him of written notice by the Secretary of the Company of a direction to do so, from engaging in the operation or management of a business, whether as owner, shareholder, partner, officer, employee or otherwise, which then shall be in competition with any business which the Company or any of its subsidiaries was engaged at the time of the termination of the Employee's employment, provided that ownership as an investor of not more than one per cent (1%) of the outstanding shares of stock of any company listed on a national securities exchange shall not in itself constitute a violation of these provisions;

     (iii) Confidential Information. Refrain (independently of and without reference to paragraph 7 hereof) from disclosing to unauthorized persons information relative to the business of the Company or any of its subsidiaries which he shall have reason to believe is confidential; and

     (iv) Company's Interest. Refrain (independently of and without reference to paragraph 6 hereof) from otherwise acting or conducting himself in a manner which he shall have reason to believe is inimical or contrary to the best interests of the Company.

In the event that the Employee shall fail to comply with any provision of paragraph 5.(b) hereof, the Company's obligation to make any further payment of the Contingent Compensation provided for in paragraph 3.(c) above shall forthwith terminate.

     The Employee by written notice to the Company during his lifetime signed by him and witnessed by at least two persons, may designate one or more persons or entities (including a trust or trusts or his estate) to receive any balance of his Contingent Compensation in the event of his death prior to full payment thereof but subsequent to the time before which his death would terminate his right to receive Contingent Compensation as provided in paragraph 4. above, and if he shall designate more than one, the proportion in which each is to receive such payments. He may also designate the person or persons who shall succeed to the rights of the person or persons originally designated in case the latter should die. He may from time to time change any designation so made and the last written notice given by him before his death shall be controlling. In the absence of a designation made by the Employee pursuant to this paragraph 5. or, in the event of the death of a person to whom payments were being made pursuant to this paragraph 5. before such payments are completed and, failing any other designation by the Employee, such balance of payments shall be paid to the legal representatives of Employee.

     6. Company's Good Name. Employee agrees that he will at no time engage in conduct which demeans, defames, libels, slanders, destroys or diminishes in any way the property, assets or rights, or the reputation or goodwill of the Company, its subsidiaries, or their respective shareholders, directors, officers, employees, or agents or the products sold by the Company.

     7. Confidentiality. The Employee shall not (except in the proper course of his duties hereunder) either during the period of his employment with the Company or thereafter make use of, disseminate or divulge to any person, firm, company, association or other entity, and shall use his best endeavors to prevent the use, dissemination, publication or disclosure of, any information, knowledge or data disclosed to Employee or known by Employee as a consequence of or through his employment or relationship with the Company or any of its predecessors or subsidiaries (including information, knowledge or data conceived, originated, discovered or developed by Employee) not generally known in the business of manufacturing or distributing electron tubes, semiconductors, or data display products, about the Company's or its predecessors' or subsidiaries' businesses, products, processes and services, including without limitation information relating to financial matters, purchasing, sales, research, development, methods, policies, procedures, systems, practices, merchandising, suppliers or customers. It is not intended to limit or restrict Employee's right to utilize financial related ideas, concepts or structures of a general nature so long as they are not used in a business competitive with that of the Company.

     8.   Non Competition.

(a) Engage in a Competing Business. Independent of any obligation under any other paragraph or subparagraph hereof or any other agreement, Employee agrees that during the term of his employment, and during a further period of two years after leaving the employ of the Company, whether upon expiration of this agreement or otherwise, he will not, except with the approval of the Chairman of the Board or President of the Company, directly or indirectly (whether or not for compensation or profit) through any other individual or entity whether as an officer, director, shareholder, creditor, partner, promoter, proprietor, associate, employee, owner, agent, representative or otherwise, become or be interested in, or associated with, any individual or entity, other than the Company, engaged in any business or enterprise the nature of which is competitive with that of the Company in the territories served by the Company' provided, however, that, anything above to the contrary notwithstanding, Employee may, after the date of this Agreement, own as an inactive investor, securities of any corporation engaged in any prohibited business as described above which is publicly traded on a national securities exchange, so long as the holdings of the Employee, directly or indirectly, in the aggregate, constitute less than 1% of the outstanding voting securities of such corporation.

(b) Solicit. Independent of any obligation under any other paragraph or subparagraph hereof or any other agreement, Employee agrees that during the term of his employment, and during a further period of two years after leaving the employ of the Company, whether upon expiration of this Agreement or otherwise, he will not, except with the approval of the Chairman of the Board or President of the Company, directly or indirectly (whether or not for compensation or profit) through any other individual or entity call upon, solicit, entice, persuade or induce any individual or entity which during Employee's term of employment with the Company was a customer or supplier, or proposed customer or supplier, of the Company upon whom Employee called or dealt with or whose account he supervised on behalf of the Company, to purchase (with respect to customers) or sell (with respect to suppliers) products of the types or kind sold by the Company or which could be substituted for or which serve the same purpose or function as products sold by the Company or services of the type or kind provided to or obtained from such customer or supplier during Employee's employment or request or advise any such customer or supplier to withdraw, curtail or cancel its business with the Company, and Employee shall not approach, respond to, or otherwise deal with any such customer or supplier for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.

(c) Remedies. In the event of a breach or threatened breach by the Employee of the provisions of this paragraph 8 or of paragraphs 6 or 7 the Company shall be entitled to an injunction restraining the Employee from such breach. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach. The parties hereto desire that this paragraph 8 and paragraphs 6 and 7 shall be fully enforceable in accordance with the terms hereof and thereof but if any portion is held unenforceable or void or against public policy by any court of competent jurisdiction, the remainder shall continue to be fully enforceable in accordance with its terms or as it may be modified by such court. The period of restriction specified in paragraphs 6, 7 or 8 shall abate during the time of any violation thereof and the remaining portion at the commencement of the violation shall not begin to run until the violation is cured.

(d)  Survival. The provisions of this paragraph 8 and paragraphs
     6 and 7 shall survive the termination or expiration of this Agreement or Employee's employment for any reason.

     9. Termination. Upon termination of Employee's employment hereunder the Company, without any payment by Employee, shall:

(a) Auto. Transfer ownership and title to the automobile, if any, belonging to the Company and then being used by the Employee;

(b) Computer Equipment. Transfer ownership and title to the laptop personal computer and/or desktop personal computer, if any, belonging to the Company and then being used by the Employee;

(c) Loans. Forgive the then outstanding principal balance and interest on personal loans made by the Company to Employee in 1987/88 and now having a principal balance of $41,000;

(d) References. Provide Employee references indicating that the Employee's separation was amicable and was the result of differences in business philosophy:

(e) Indemnification. Provide Employee with indemnification, including any related legal costs, as provided under the Company's by-laws for all action of Employee during the course of his employment with the Company; and

(f) Outplacement. Provide outplacement services by a reputable firm or firms such as Right Associates.

Employee acknowledges and agrees that the consideration from the Company provided for in this agreement constitutes full settlement of all claims that Employee may have against the Company, its successors, assigns, affiliates, or any of its officers, directors, shareholders, employees, agents, or representatives, for compensation or otherwise in connection with his employment or its termination, and Employee, except for claims under this agreement, hereby releases all such claims or rights, including without limitation any amounts for termination due under any Company policy.

     10.  Miscellaneous.

(a) Binding Effect. This Agreement shall be binding upon the parties hereto, their heirs, legal representatives, successors and assigns and shall inure to their respective benefits.

(b) Modification. This Agreement shall not be subject to change, modification, or discharge, in whole or in part, except by written instrument signed by the parties; provided, however, that if any of the terms, provisions or restrictions of paragraph 6, 7 or 8 are held to be in any respect unreasonable restrictions upon Employee, then the court so holding shall reduce the territory to which it pertains and/or the period of time in which it operates or effect any other change to the extent necessary to render any of said terms, provisions or restrictions enforceable.

(c) Waiver. The failure by the Company to insist upon strict compliance by the Employee with respect to any of the terms or conditions hereof shall not be deemed a waiver or relinquishment of any other terms or conditions nor shall any failure to exercise any right or power hereunder at one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

(d) Captions. The captions of this Agreement are inserted for convenience only and are not to be construed as forming a part of this Agreement.

(e) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Illinois.

(f) Notices. All notices required to be given hereunder to the Company shall be addressed to its principal executive office at 40W267 Keslinger Road, LaFox, Illinois 60147; attention:
     William G. Seils, by certified or registered mail. All notices required or to be given hereunder to the Employee shall be addressed to the Employee at his residence as last reflected on the records of the Company, by certified or registered mail. Notice shall be deemed given if delivered in person to William G. Seils on behalf of the Company or to the Employee, or if mailed, when deposited in the United States Mail addressed as aforesaid.

(g) Assignment. This is a personal services agreement, and Employee's performance and obligations hereunder shall not be assigned or delegated by Employee, and any purported assignment or delegation shall be void.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement the day and year first above written.

EMPLOYEE                      RICHARDSON ELECTRONICS, LTD.

/s/ Leonard R. Prange              /s/ Edward J. Richardson
Leonard R. Prange             By:
                              Edward J. Richardson,
                              President and CEO